Exhibit 99.1

News for Immediate Release

Contact: Kenneth Klipper
Chief Financial Officer
The First Marblehead Corporation
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2065

First Marblehead’s Bank Subsidiary to Sell Approximately $53.9 Million of Private Student Loans to RBS Citizens Financial Group, Inc.

BOSTON, MA, January 23, 2014 — The First Marblehead Corporation (NYSE: FMD) today announced that it, along with its wholly owned subsidiary Union Federal Savings Bank (“Union Federal”), has entered into a loan purchase and sale agreement to sell approximately $47.4 million of fully disbursed private student loans outstanding as of December 31, 2013 plus accrued interest on the closing date to RBS Citizens, N.A., a subsidiary of RBS Citizens Financial Group, Inc. (“RBSCFG”), to the extent that each loan continues to meet the eligible loan criteria established by the parties. In addition, by June 30, 2014, Union Federal will sell to RBSCFG, at the same price plus accrued interest, approximately $6.5 million of partially disbursed loans outstanding as of December 31, 2013 that meet the eligible loan criteria once they become fully disbursed. The transaction has customary representations and warranties and is subject to approval from Union Federal’s banking regulators. When these transactions close, Union Federal Savings Bank will record a gain on the sale of these loans.

“We believe these transactions, conducted at a premium to book value, confirms the liquidity available in the private student loan marketplace and reinforces our decision to generate high credit quality loans through our Monogram® platform,” said Daniel Meyers, Chairman and Chief Executive Officer. “We also believe that this transaction creates more balance sheet capacity at Union Federal,” added Mr. Meyers.

“We are continuing to grow our Education Finance business through innovative lending solutions that help students and their families manage the rising cost of college,” said Brad Conner, RBSCFG Vice Chairman for Consumer Banking. “This is a good asset class and we are pleased to have reached this purchase agreement with First Marblehead.”

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services as well as life-of-loan servicing for lenders. For more information, please see www2.cology.com.

About RBS Citizens Financial Group, Inc. RBS Citizens Financial Group, Inc. is a $120 billion commercial bank holding company. It is headquartered in Providence, R.I., and through its subsidiaries has approximately 1,400 branches, over 3,500 ATMs and more than 18,000 colleagues. It operates a branch network in 12 states and has non-branch retail and commercial offices in more than 30 states. Its two bank subsidiaries are RBS Citizens, N.A., and Citizens Bank of Pennsylvania. They operate a branch network under the Citizens Bank brand in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont; and the Charter One brand in Illinois, Michigan and Ohio. RBSCFG is owned by RBS (The Royal Bank of Scotland Group plc). RBSCFG’s website is citizensbank.com.

Statements in this press release regarding First Marblehead’s future financial and operating results and liquidity, including following the sale by Union Federal of the private education loan portfolio, prospects and the closings of the transactions in a timely manner, the dollar volume of loans sold and the characteristics, pricing or performance of future Monogram-based private education loan portfolios, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our historical performance, and on our plans, estimates and expectations as of January 23, 2014. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates, intentions or expectations expressed or implied by us will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operating results, facilitated loan volumes and resulting cash flows or financing-related revenues, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: First Marblehead’s and RBSCFG’s ability to consummate the transactions; satisfaction of conditions to the completion of the transactions, including required regulatory approvals; other business effects, including the effects of industry, economic or political conditions outside of First Marblehead’s or RBSCFG’s control; market acceptance of, and demand for, our Monogram platform and fee-based service offerings, including our success in negotiating loan program agreements with additional clients; the successful sales and marketing of Monogram-based loan offerings, including the volume of loan applications and the extent to which loan applications ultimately result in disbursed loans; the volume, timing and performance of disbursed loans; the size and structure of any credit enhancement provided by First Marblehead in connection with our Monogram platform; our success in designing, implementing and commercializing private education loan programs through Union Federal, including receipt of and compliance with regulatory approvals and conditions with respect to such programs; capital markets conditions and our ability to structure securitizations or alternative financings; the size, structure and timing of any such securitizations or alternative financings; and the other factors set forth under the caption “Part I – Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2013. We specifically disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if our estimates change, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.